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Exhibit 3.14

CERTIFICATE OF FORMATION
OF
CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC

        I, the undersigned natural person of the age of eighteen years or more, acting as an authorized person of a limited liability company under the Delaware Limited Liability Company Act, as amended, do hereby submit the following Certificate of Formation for such limited liability company:

ARTICLE I

        The name of the limited liability company is Cornell Companies Management Holdings, LLC.

ARTICLE II

        The address of the limited liability company's initial registered agent in the State of Delaware is 1209 Orange Street, in the 'City of Wilmington,' County of New Castle. The name of its initial registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December, 2001.

/s/ JAMES HOWARD Name: James Howard

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CERTIFICATE OF FORMATION OF CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC